EXHIBIT 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

THIRD QUARTER 2014 FINANCIAL RESULTS

Woodland Hills, CA, November 10, 2014 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and nine months ended September 30, 2014. For the three months ended September 30, 2014, revenues were $7.8 million and net income was $0.03 million ($0.01 diluted earnings per share) compared with revenues of $7.7 million and net loss of $0.4 million ($0.07 diluted loss per share) for the three months ended September 30, 2013. For the nine months ended September 30, 2014, revenues were $22.8 million and net income was $0.9 million ($0.17 diluted earnings per share) compared with revenues of $23.4 million and net loss of $0.1 million ($0.02 diluted loss per share) for the nine months ended September 30, 2013.

As of September 30, 2014, the Company had cash and investments (at amortized cost) of $107.6 million.  $28.6 million, or 27% of these investments were fixed maturity investments, and 53% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $71.8 million as of September 30, 2014, or $13.45 per common share including unrealized gains, net of tax, of $0.002 million, compared to stockholders’ equity of $70.9 million as of December 31, 2013, or $13.27 per common share including unrealized losses, net of tax, of $0.006 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “appears,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	September 30	December 31
	2014	2013
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: September 30, 2014 $28,621; December 31, 2013 $11,945)	$28,625	$11,936
Short-term investments, at fair value	78,799	93,807
Total Investments	107,424	105,743
Cash	164	376
Accrued investment income	16	5
Receivables, net	5,791	5,157
Reinsurance recoverable:
Paid losses and loss adjustment expenses	140	184
Unpaid losses and loss adjustment expenses	4,814	4,428
Deferred policy acquisition costs	3,856	3,636
Property and equipment, net	10,250	10,170
Deferred income taxes	1,484	1,373
Other assets	1,430	1,781
Total Assets	$135,369	$132,853

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Unpaid losses and loss adjustment expenses	$44,178	$43,877
Unearned premiums	16,469	15,261
Advance premium and premium deposits	405	465
Accrued expenses and other liabilities	2,501	2,354
Total Liabilities	$63,553	$61,957

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,341,147 at September 30, 2014, and 5,341,147 at December 31, 2013	$3,726	$3,709
Accumulated other comprehensive income (loss)	2	(6)
Retained earnings	68,088	67,193
Total Stockholders’ Equity	$71,816	$70,896

Total Liabilities and Stockholders' Equity	$135,369	$132,853

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
REVENUES
Insurance company revenues
Net premium earned	$6,687	$6,759	$19,560	$20,206
Investment income	32	68	93	301
Other income	315	41	910	321
Total Insurance Company Revenues	7,034	6,868	20,563	20,828

Other revenues from insurance operations
Gross commissions and fees	713	779	2,197	2,490
Investment income	—	—	1	1
Finance charges and fees earned	17	19	50	57
Other income	1	17	16	20
Total Revenues	7,765	7,683	22,827	23,396

EXPENSES
Losses and loss adjustment expenses	4,156	4,766	10,697	13,213
Policy acquisition costs	1,512	1,538	4,459	4,516
Salaries and employee benefits	1,226	1,228	3,779	3,777
Commissions to agents/brokers	49	55	147	178
Other operating expenses	764	640	2,378	1,814
Total Expenses	7,707	8,227	21,460	23,498

Income (loss) before taxes	58	(544)	1,367	(102)
Income tax expense (benefit)	25	(176)	472	8
Net Income (Loss)	$33	$(368)	$895	$(110)

PER SHARE DATA:
Basic
Earnings (loss) per share	$0.01	$(0.07)	$0.17	$(0.02)
Weighted average shares	5,341,147	5,341,147	5,341,147	5,341,147
Diluted
Earnings (loss) per share	$0.01	$(0.07)	$0.17	$(0.02)
Weighted average shares	5,343,883	5,341,147	5,344,814	5,341,147

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	For the Nine Months Ended
	September 30
	2014	2013
Cash flows from operating activities:
Net income (loss)	$895	$(110)
Adjustments to reconcile net income to net cash from operations:
Depreciation and amortization	422	161
Bond amortization, net	(2)	4
Non-cash stock based compensation	17	17
Changes in assets and liabilities:
Net receivables and accrued investment income	(645)	63
Reinsurance recoverable	(342)	1,759
Deferred policy acquisitions costs	(220)	(12)
Other assets	450	(1,029)
Unpaid losses and loss adjustment expenses	301	(2,908)
Unearned premiums	1,208	(16)
Advance premium and premium deposits	(60)	(232)
Accrued expenses and other liabilities	147	(528)
Income taxes current/deferred	(215)	(154)
Net Cash Provided (Used) by Operating Activities	1,956	(2,985)

Cash flows from investing activities:
Purchase of fixed maturity investments	(18,074)	(3,149)
Proceeds from maturity of fixed maturity investments	1,400	22,791
Net decrease (increase) in short-term investments	15,008	(7,066)
Acquisition of land and building	—	(9,000)
Additions to property and equipment	(502)	(587)
Net Cash Provided (Used) by Investing Activities	(2,168)	2,989

Cash flows from financing activities:
Net Cash Used by Financing Activities	—	—

Net increase (decrease) in cash	(212)	4
Cash at beginning of period	376	160
Cash at End of Period	$164	$164

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	—	—
Income taxes	$684	$159